Exhibit 99

News Release

Bentley Park
2 Holland Way
Exeter, NH 03833-2937
Tel: 603.658.6100 Fax: 603.658.6101
invrel@bentleypharm.com
www.bentleypharm.com
Company Contact:
Bentley Pharmaceuticals, Inc.
FOR RELEASE 7/28/04 AT 7:00AM EDT	Michael D. Price
Vice President, Chief Financial Officer
603.658.6100
www.bentleypharm.com

Investor Relations Contact:
Financial Dynamics
Jonathan Birt / Lanie Marcus / Sean Leous
212.850.5600

BENTLEY PHARMACEUTICALS REPORTS RECORD REVENUES IN SECOND QUARTER OF 2004

- Conference call and webcast to be held today at 10:00 A.M. (EDT) -

Exeter, NH, July 28, 2004 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the second quarter and six months ended June 30, 2004.

Total revenues for the 2004 second quarter increased 10.2% to a record $18.5 million from $16.8 million in the prior-year’s second quarter.  At constant exchange rates, revenues were up 4.0%.  Net product sales grew 4.9%, to $17.4 million from $16.6 million in last year’s second quarter; however, net product sales remained consistent when expressed in constant currency. Licensing and collaboration revenues increased significantly to $1.1 million from $158,000 in the comparable year-ago quarter.

In addition to the favorable impact of exchange rates, second quarter revenues reflected:

•                  Continued volume growth in Spain, partially offsetting price reductions announced last year;

•                  Increased royalties from sales of Testim®, the first marketed product to incorporate Bentley’s CPE-215 drug delivery technology;

•                  Continued rapid growth in pharmaceutical product sales outside Spain.

Factors which partially offset growth in the second quarter included:

•                  The continued effect of pharmaceutical pricing regulations implemented in December 2003 in Spain, which impacted several product lines;

•                  Elevated levels of product returns in April and May 2004 (totaling approximately $500,000) of older pharmaceutical products associated with the implementation of pharmaceutical pricing regulations in December of 2003.

Sales outside of Spain continued to grow strongly, rising 60% to $3.8 million from $2.3 million in last year’s second quarter.  As a percentage of total revenues, sales outside of Spain grew to 20% from 14% in the year ago quarter, driven by license and supply agreements with more than 25 entities, primarily in Europe.  The Company expects sales outside of Spain to continue to be a major contributor to its growth throughout 2004 and beyond.

Second quarter operating income totaled $2.6 million compared to $3.3 million a year earlier, reflecting higher operating expenses due to increased costs in the current year necessary to support current and future growth.  Net income for the 2004 second quarter was $1.5 million, or $0.07 per diluted share, compared to $1.5 million, or $0.07 per diluted share, in the year-ago period. Diluted shares outstanding increased 9% from the second quarter of 2003, primarily as a result of the exercise of the Company’s Class B Redeemable Warrants.

Net income was positively affected by a reversal of previously accrued expenses related to pharmaceutical tax assessments in Spain which are no longer considered due or payable as a result of changes in Spain. The Company has recorded a pretax benefit totaling $1.47 million ($954,000 after taxes) as a component of other income and expenses. These assessments were accrued to be paid to the Spanish government as a vehicle to help reduce the impact of the rising health care costs in Spain. Due to recent changes in the pharmaceutical industry in Spain and a change in the Spanish political environment, these liabilities no longer exist. Accordingly, these amounts have been reversed during the quarter ended June 30, 2004. In addition, a tax audit of the Company’s Spanish subsidiary for tax years 1998 through 2000 has been completed by the Spanish tax authorities during the quarter ended June 30, 2004. As a result of this audit, the Company has been assessed an additional tax liability of approximately $600,000, which has been recorded as a component of the provision for income taxes, and related interest and penalties totaling approximately $190,000, which have been recorded as a component of other income and expenses.

James R. Murphy, President and CEO, stated, “Our revenues for the second quarter were primarily driven by increases in sales of Paroxetine and Codeisan within Spain, the growth of our sales outside of Spain and a significant increase in royalties from sales of Auxilium’s Testim.  The performance of our Spanish operations reflects continued market share gains, which were offset by the pharmaceutical pricing regulations effected in December 2003.”

Revenues for the six months ended June 30, 2004 grew 12.7% (1.6% at constant currency) to $35.8 million from $31.7 million in the same period of the prior year, in spite of the lower prices.  Operating income totaled $4.3 million compared to $6.0 million in the six months ended June 30, 2003, reflecting the previously disclosed product price reductions, product returns and higher operating expenses in 2004.  Net income for the first six months of 2004 totaled $2.3 million, or $0.10 per diluted share, compared to $3.1 million, or $0.15 per diluted share in the year ago period.  Diluted shares outstanding increased 11% from the 2003 six-month period primarily as a result of the exercise of the Company’s Class B Redeemable Warrants.

Mr. Murphy continued, “We expect to continue to increase future sales volume through our pipeline of approximately 100 products, consisting of roughly 20 chemical entities. We are pleased with the significant increase in our sales outside of Spain and expect that part of our business to continue to grow and become a larger component of our pharmaceutical product sales.  Additionally, to further enhance our productivity, we have implemented several initiatives directed at cost reductions and achieving manufacturing efficiencies. We will continue to focus on acquiring, developing and launching new products that will further enhance our product mix,” Mr. Murphy added.

Michael D. Price, Vice President and Chief Financial Officer, commented, “We expect gross margins to continue to move back toward our historic 54% - 56% range.  Future gross margins and profits should gradually benefit from the launch of new pharmaceutical products, increased efficiencies in our manufacturing processes and economies of scale.

“We continue to have a strong balance sheet, with $36 million in cash and investments, and a healthy current ratio of approximately 2.5 to 1. Our total assets are approximately $110 million with essentially no long-term debt, putting us in an excellent position to invest in our growth as quality opportunities arise.  We believe that our impressive and growing product portfolio and our highly efficient manufacturing processes will drive continued sales growth both inside and outside of Spain, as well as productivity improvements which garner added operating leverage.”

Mr. Murphy concluded, “We are well positioned for continued financial and strategic progress, and reaffirm our full year 2004 expectations for revenues in the range of $70 million to $80 million.”

Significant components of Bentley’s revenues for the three months ended June 30, 2004 and 2003 are as follows:

For the Three Months Ended June 30, 2004:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manu- facturing	Other Revenues	Total	% of Total Revenues

Omeprazole	$647	$3,204	$—	$—	$3,851	21%
Simvastatin	354	868	—	—	1,222	7%
Enalapril	893	327	—	—	1,220	7%
Paroxetine	228	765	—	—	993	5%
Codeisan	608	—	—	—	608	3%
All other products	1,535	1,646	—	264	3,445	19%
Contract manufacturing	—	—	2,304	—	2,304	12%
Sales outside of Spain	—	—	—	3,764	3,764	20%
Licensing and collaborations	—	—	—	1,063	1,063	6%
Total Revenues	$4,265	$6,810	$2,304	$5,091	$18,470	100%

% of Total Revenues	23%	37%	12%	28%	100%

For the Three Months Ended June 30, 2003:

	Sales Within Spain
Product Line	Branded Products	Generic Products	Contract Manu- facturing	Other Revenues	Total	% of Total Revenues

Omeprazole	$1,694	$3,431	$—	$—	$5,125	31%
Simvastatin	588	1,128	—	—	1,716	10%
Enalapril	743	460	—	—	1,203	7%
Paroxetine	—	207	—	—	207	1%
Codeisan	524	—	—	—	524	3%
All other products	1,236	1,629	—	—	2,865	17%
Contract manufacturing	—	—	2,607	—	2,607	16%
Sales outside of Spain	—	—	—	2,349	2,349	14%
Licensing and collaborations	—	—	—	158	158	1%
Total Revenues	$4,785	$6,855	$2,607	$2,507	$16,754	100%

% of Total Revenues	28%	41%	16%	15%	100%

NOTICE OF CONFERENCE CALL

The Company will host a conference call to discuss these results and the outlook for the remainder of 2004 today at 10:00 A.M. EDT.  To participate in the call, please dial (800) 399-3081 approximately 10 minutes prior to the scheduled start time and give the password “BENTLEY”. International participants may dial (706) 679-0718; the password is the same.  The conference call will also be broadcast live on the Internet and may be accessed via the Company’s website, www.bentleypharm.com.

A replay of the conference call will be available through August 4, 2004. Listeners may access the replay via the Company’s website, www.bentleypharm.com, or by dialing (800) 642-1687 from within the U.S. and Canada and using access code 8816411.  A replay of the conference call from international locations may be accessed by dialing (706) 645-9291 using the same access code.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation, statements regarding our anticipated 2004 revenues, our 2004 operating performance including gross margin and profit expectations, anticipated sources of future revenue, the prospects for growth of our business outside of Spain, and expectations for launching new products.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of new products, our relationships with our strategic partners, clinical trials, regulatory approval processes, the unpredictability of patent protection, technological changes, the effects of economic conditions, risks associated with international operations, competition from other manufacturers of generic, and proprietary pharmaceuticals and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

-TABLES TO FOLLOW -

BENTLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Net product sales	$17,407	$16,596	$34,013	$30,831
Licensing and collaboration revenues	1,063	158	1,759	911
Total revenues	18,470	16,754	35,772	31,742

Cost of net product sales	8,396	6,819	16,592	12,940

Gross profit	10,074	9,935	19,180	18,802

Operating expenses:
Selling and marketing	3,851	3,626	7,721	6,979
General and administrative	2,287	1,786	4,451	3,345
Research and development	946	879	1,941	1,897
Depreciation and amortization	407	328	813	611

Total operating expenses	7,491	6,619	14,926	12,832

Income from operations	2,583	3,316	4,254	5,970

Other income (expenses):
Interest income	132	82	242	165
Interest expense	(58)	(64)	(111)	(118)
Other, net	1,274	—	1,274	—

Income before income taxes	3,931	3,334	5,659	6,017

Provision for income taxes	2,441	1,805	3,361	2,956

Net income	$1,490	$1,529	$2,298	$3,061

Net income per common share:
Basic	$0.07	$0.09	$0.11	$0.17
Diluted	$0.07	$0.07	$0.10	$0.15

Weighted average common shares outstanding:
Basic	20,644	17,534	20,620	17,495
Diluted	22,800	20,878	22,787	20,617

BENTLEY PHARMACEUTICALS,  INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$35,743	$39,393
Marketable securities	465	1,252
Receivables, net	23,772	18,036
Inventories, net	9,605	7,106
Deferred taxes	237	213
Prepaid expenses and other	1,857	899
Total current assets	71,679	66,899
Non-current assets:
Fixed assets, net	23,057	18,566
Drug licenses and related costs, net	13,889	13,818
Restricted cash	1,000	1,000
Other	162	180
Total non-current assets	38,108	33,564
	$109,787	$100,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,949	$10,154
Accrued expenses	8,355	7,103
Short-term borrowings	1,871	1,915
Current portion of long-term debt	—	70
Deferred income	3,167	1,956
Total current liabilities	28,342	21,198
Non-current liabilities:
Deferred taxes	2,353	2,555
Long-term debt	360	369
Other	75	176
Total non-current liabilities	2,788	3,100

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 20,787 and 20,573 shares	416	412
Stock purchase warrants (to purchase 400 and 420 shares of common stock)	333	333
Additional paid-in capital	138,578	136,850
Accumulated deficit	(64,301)	(66,599)
Accumulated other comprehensive income	3,631	5,169
Total stockholders’ equity	78,657	76,165
	$109,787	$100,463